A letter from Sprout Social’s CEO: Today, we began the process of saying goodbye to about 20% of Team Sprout. The people who are leaving built things that matter. They shaped our culture, delivered innovative programs, and helped build Sprout into the company it is today. Each of them chose to dedicate part of their career to Sprout, and I am grateful for their service and contributions. This decision is not a reflection of their talent or their commitment. We made this decision because we believe it was the right one for Sprout's future. Our industry, and software more broadly, is changing quickly, and the way companies need to operate and invest has changed with it. We chose to act now, from a position of strength, to build a more focused and durable business, and to do right by the people this affects. To support the people leaving, we are offering 12 weeks of salary plus one additional week for every year of tenure, fully paid healthcare coverage for six months in the US and similar treatment internationally, a cash payment equal to the value of equity that would have vested in the next 90 days, and three months of outplacement support, among other resources. We are moving forward today with deep appreciation for every person who has been part of this chapter of Sprout. Ryan Barretto CEO, Sprout Social